Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2006 FINANCIAL RESULTS

- Record Full Year Total Revenues of $3.03 Billion, Up 49 Percent over 2005 -

- Record Full Year Product Sales of $2.59 Billion, Up 43 Percent over 2005 -

- Fourth Quarter Net Loss Per Share of $(3.62); Fourth Quarter Non-GAAP Net Income Per Share of $0.78, excluding Purchased In-Process Research and Development Charge -

Foster City, CA, January 31, 2007 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2006. Total revenues for the fourth quarter of 2006 were $899.2 million, up 48 percent compared to total revenues of $609.3 million for the fourth quarter of 2005, while full year total revenues exceeded $3 billion for the first time. Net loss for the fourth quarter of 2006 was $1.67 billion, or $(3.62) per share, which included an acquisition-related charge of $2.04 billion for purchased in-process research and development (IPR&D) and after-tax stock-based compensation expense of $24.9 million reflecting the impact of the adoption of the Financial Accounting Standards Board’s Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123(R)) on January 1, 2006. Net income for the fourth quarter of 2005 was $281.6 million, or $0.59 per diluted share. Non-GAAP net income for the fourth quarter of 2006 was $372.8 million, or $0.78 per diluted share, which excluded the impact of the purchased IPR&D charge. Non-GAAP net income for the fourth quarter of 2005 was $256.5 million, or $0.54 per diluted share, which excluded the tax benefit realized from the repatriation of foreign earnings under the American Jobs Creation Act.

Product Sales

Product sales were a record $768.1 million for the fourth quarter of 2006, up 56 percent over the same period in 2005, marking more than three years of consecutive quarterly product sales growth. For 2006, product sales were $2.59 billion compared to $1.81 billion in 2005, a 43 percent increase. This growth continued to be driven primarily by Gilead’s HIV product franchise, including the strong uptake of AtriplaTM (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) following its launch in July 2006 in the United States, and continued strong performance of Truvada® (emtricitabine and tenofovir disoproxil fumarate) and Viread® (tenofovir disoproxil fumarate), as well as Hepsera® (adefovir dipivoxil).

HIV Franchise

HIV product sales were $642.4 million in the fourth quarter of 2006, a 67 percent increase from $384.8 million for the same period in 2005. For 2006, HIV product sales were $2.13 billion, an increase of 52 percent when compared to 2005.

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•	Truvada

Truvada sales were $337.1 million for the fourth quarter of 2006, a 76 percent increase from $191.1 million in the fourth quarter of 2005. For 2006, Truvada sales were $1.19 billion, more than double the Truvada sales of $567.8 million in 2005. Truvada sales accounted for 52 percent of Gilead’s total HIV product sales in the fourth quarter of 2006 and 56 percent for the full year, reflecting its strong position as the NRTI backbone of choice in the United States, as well as rapid and significant uptake in key European territories during 2006.

•	Viread

Viread sales were $159.5 million in the fourth quarter of 2006, a 13 percent decrease from $182.4 million in the fourth quarter of 2005. For 2006, Viread sales were $689.4 million compared to $778.8 million for 2005, a decrease of 11 percent. The decrease in the quarter and full year product sales was driven primarily by patients switching from a Viread-containing regimen to one containing Truvada in countries where Truvada is available, partially offset by sales volume increases in Latin America.

•	Atripla

Atripla sales were $137.4 million in the fourth quarter of 2006, an increase of 101 percent from $68.4 million in the third quarter of 2006, the quarter in which the product was launched.

•	Emtriva

Emtriva® (emtricitabine) sales were $8.5 million for the fourth quarter of 2006, a decrease of 24 percent from $11.2 million in the fourth quarter of 2005. For 2006, Emtriva sales were $36.4 million, a decrease of 23 percent from $47.5 million in 2005. Emtriva sales volume has decreased primarily from patients switching from an Emtriva-containing regimen to one containing Truvada in countries where Truvada is available.

AmBisome for Severe Fungal Infections

Sales of AmBisome® (amphotericin B) liposome for injection for the fourth quarter of 2006 were $58.3 million, an increase of five percent from $55.6 million for the fourth quarter of 2005. For 2006, AmBisome sales were $223.0 million, an increase of one percent from $220.8 million for 2005.

Hepsera for Chronic Hepatitis B

Hepsera sales were $65.9 million for the fourth quarter of 2006, a 29 percent increase from $51.2 million for the fourth quarter of 2005. For 2006, Hepsera sales were $230.5 million, an increase of 24 percent compared to $186.5 million in 2005. The increase in sales in the fourth quarter and full year of 2006 compared to the same periods of 2005 was primarily driven by strong volume growth in Europe.

Royalty, Contract and Other Revenue

For the fourth quarter of 2006, royalty, contract and other revenue resulting primarily from collaborations with corporate partners totaled $131.1 million, an increase of 13 percent, compared to $115.8 million in the fourth quarter of 2005. For 2006, royalty, contract and other revenue was $437.9 million, approximately twice the $219.1 million recognized in 2005. The increase in revenue during the fourth quarter and full year of 2006 compared to the same periods of 2005 was driven primarily by the recognition of Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $113.2 million and $364.6 million, respectively. Higher royalties were recognized from Roche for the fourth quarter and full year of 2006 as compared to the same periods of 2005 primarily due to the higher Tamiflu sales recorded by Roche, as well as the elimination of a contractual cost of goods adjustment that had historically reduced the amount of Tamiflu royalties recognized by Gilead.

“We are pleased to have achieved a very solid fourth quarter in 2006, including total revenues of almost $900 million,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer of Gilead. “Our total revenues for the full year 2006 have exceeded $3 billion, up 49 percent from 2005. This revenue growth is a result of continued strong uptake of Atripla, robust U.S. and international sales of Truvada, the solid performance of both Hepsera and AmBisome in increasingly competitive markets, and considerable growth in royalties recognized from worldwide Tamiflu sales. Significant total revenues coupled with our diligent focus on managing operating expenses have resulted in a record $1.2 billion in operating cash flow for the year.”

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Research and Development

Research and development (R&D) expenses for the fourth quarter of 2006 were $111.6 million, which included stock-based compensation expense of $14.1 million, compared to R&D expenses of $68.8 million for the same quarter in 2005. R&D expenses for 2006 were $383.9 million, which included stock-based compensation expense of $52.2 million, compared to R&D expenses of $277.7 million for 2005. The higher R&D expenses in the fourth quarter and full year of 2006 were primarily due to increased headcount, increased contract services and clinical study expenses from our clinical product development and research activities relating to our HIV and hepatitis programs and newly-acquired programs in respiratory and cardiopulmonary areas via the acquisitions of Corus Pharma, Inc. (Corus) and Myogen, Inc. (Myogen), as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R). These higher expenses were partially offset by lower milestone payments made to Japan Tobacco Inc. in 2006 compared to 2005 related to the licensing and development of Gilead’s lead integrase inhibitor candidate, GS 9137, as well as a $15.0 million payment to Emory University (Emory) in 2005 in connection with the amendment of Gilead’s license agreement with Emory related to the company’s obligation to develop emtricitabine for the hepatitis B indication.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2006 were $147.1 million, which included stock-based compensation expense of $19.0 million, compared to SG&A expenses of $106.5 million for the same quarter in 2005. SG&A expenses for 2006 were $573.7 million, which included stock-based compensation expense of $70.8 million, compared to SG&A expenses of $381.3 million for 2005. The higher SG&A expenses in the fourth quarter and full year of 2006 were primarily due to increased headcount and expenses driven by our business growth, our acquisitions of Corus and Myogen, and other business development activities, as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R).

Purchased In-Process Research and Development

Gilead recorded total charges associated with purchased IPR&D of $2.04 billion and $2.39 billion for the fourth quarter and full year of 2006, respectively, related to the IPR&D programs acquired from Corus and Myogen.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2006, Gilead had cash, cash equivalents and marketable securities of $1.39 billion. This compared to $2.31 billion as of December 31, 2005. The decrease in cash, cash equivalents and marketable securities of $921.5 million during the year was attributable primarily to $2.74 billion in net cash paid for the acquisitions of Myogen, Corus and Raylo Chemicals Inc. (Raylo), and $201.0 million paid toward principal on Gilead’s term loan, partially offset by $1.22 billion of operating cash flows generated during the year and $587.6 million of net proceeds generated from the issuance of convertible senior notes and related transactions.

Other Balance Sheet Highlights

As of December 31, 2006, inventories were $564.1 million, an increase of $347.2 million from December 31, 2005, primarily driven by the manufacture of Atripla inventory in 2006, including an increase in inventory of efavirenz, the active pharmaceutical ingredient in Sustiva®, which we purchased from Bristol-Myers Squibb (BMS) at BMS’ approximate market value of Sustiva.

Corporate Highlights

In November 2006, Gilead announced that it completed its acquisition of Raylo, a subsidiary of Germany-based specialty chemicals company Degussa AG, for a total purchase price of $133.3 million. Gilead intends to utilize this Edmonton, Alberta-based site for process research and scale-up of clinical development candidates, the manufacture of active pharmaceutical ingredients for both investigational and commercial products and chemical development activities to improve existing commercial manufacturing processes.

Also in November 2006, Gilead announced that it completed its acquisition of Myogen for a total purchase price of $2.44 billion. Myogen's lead product candidate, ambrisentan, is an orally available endothelin receptor antagonist for the potential treatment of pulmonary arterial hypertension (PAH).

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In December 2006, Gilead, the International Partnership for Microbicides (IPM) and CONRAD, a cooperating agency of USAID committed to improving reproductive health by expanding the contraceptive choices of women and men, announced an agreement under which Gilead granted to IPM and CONRAD the rights to develop, manufacture and, if proven efficacious, arrange for distribution in resource-limited countries of tenofovir as a topical microbicide to prevent infection with HIV.

Product and Pipeline Highlights

“Gilead continued to make significant progress in the fourth quarter, culminating another successful year for the company,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “We, along with our partners Bristol-Myers Squibb and Merck, filed for marketing approval of Atripla in the European Union. We hope to bring this once-daily single tablet regimen to the doctors and patients with HIV who are working and living in Europe. Through the completion of two significant acquisitions, we also began developing our respiratory and cardiopulmonary franchise. In December, we completed the filing of a New Drug Application (NDA) for marketing approval of ambrisentan for the once-daily treatment of pulmonary arterial hypertension and we continue to strive to provide solutions for patients suffering from life-threatening diseases.”

HIV/AIDS Franchise

In October 2006, Gilead, Bristol-Myers Squibb Company and Merck & Co., Inc. announced the submission of a Marketing Authorisation Application to the European Medicines Agency seeking approval of Atripla in the European Union.

In December 2006, Gilead announced the publication of 96-week data from an ongoing clinical trial, Study 934, in the Journal of Acquired Immune Deficiency Syndromes (JAIDS). This study compares a once-daily regimen of Viread, Emtriva and Sustiva to a twice-daily regimen of Combivir® (lamivudine/zidovudine) with Sustiva once daily.

Respiratory and Cardiopulmonary Franchise

In December 2006, Gilead completed the submission of a New Drug Application to the U.S. Food and Drug Administration for marketing approval of ambrisentan for the once-daily treatment of PAH.

Also in December 2006, Gilead announced that its Phase III AIR-CF2 study of aztreonam lysine for inhalation for the treatment of people with cystic fibrosis who have pulmonary Pseudomonas aeruginosa met its primary efficacy endpoint, the time to need for inhaled or intravenous antibiotics, which was assessed by the onset of common symptoms predictive of a pulmonary exacerbation.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its fourth quarter 2006 results. During the call, Gilead will be discussing additional corporate, financial, statistical, product and pipeline information. That information can be found on Gilead’s website at www.gilead.com under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-901-5259 (U.S.) or 1-617-786-4514 (international) and dial the participant passcode 19934233 to access the call. Telephone replay is available approximately two hours after the call through February 2, 2007. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 79206534. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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Non-GAAP Financial Information

Non-GAAP net income and net income per diluted share for 2006 periods are presented excluding the impact of the IPR&D charges incurred in connection with the acquisitions of Corus and Myogen. Non-GAAP net income and net income per diluted share for 2005 periods are presented excluding the tax benefit realized from the repatriation of foreign earnings under the American Jobs Creation Act. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because it facilitates the comparison of current and prior period operating results after eliminating the effect of expense components that are individually material in a particular period but were not present in the prior period; additionally, management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP financial information does not exclude stock-based compensation expense resulting from Gilead's adoption of SFAS 123(R) on January 1, 2006. Note 1 to the condensed consolidated statements of operations on page 6 of the attached press release continues to enable management and investors to understand the comparative impact of stock-based compensation expense on the various captions of the statements of operations in 2006. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include: our ability to successfully integrate the products and employees of Corus, Myogen and Raylo with Gilead; our ability to effectively utilize the site purchased from Raylo to improve existing commercial manufacturing processes; our ability to receive regulatory approvals, in a timely manner or at all, for new and current products, including Truvada, Atripla and ambrisentan; our ability to successfully develop our respiratory and cardiopulmonary franchise; safety and efficacy data from clinical studies of aztreonam lysine for inhalation may not warrant further development of this compound and initiating and completing clinical trials may take longer or cost more than expected; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006 and its current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Atripla is a trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Sustiva is a registered trademark of Bristol-Myers Squibb Company.

Combivir is a registered trademark of GlaxoSmithKline Inc.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$768,093	$493,426	$2,588,197	$1,809,299
Royalty, contract and other revenue	131,133	115,840	437,942	219,101

Total revenues	899,226	609,266	3,026,139	2,028,400

Costs and expenses:
Cost of goods sold (1)	155,289	74,144	433,320	260,326
Research and development (1)	111,620	68,763	383,861	277,724
Selling, general and administrative (1)(2)	147,093	106,518	573,660	381,283
Purchased in-process research and development (3)	2,038,483	—	2,394,051	—

Total costs and expenses	2,452,485	249,425	3,784,892	919,333

Income (loss) from operations	(1,553,259)	359,841	(758,753)	1,109,067

Interest and other income, net (2)	32,560	17,940	134,642	49,172
Interest expense	(5,350)	(392)	(20,362)	(442)
Minority interest in joint venture	2,388	1,597	6,266	3,995

Income (loss) before provision for income taxes (1)	(1,523,661)	378,986	(638,207)	1,161,792
Provision for income taxes	141,986	97,384	551,750	347,878

Net income (loss)	$(1,665,647)	$281,602	$(1,189,957)	$813,914

Net income (loss) per share - basic	$(3.62)	$0.61	$(2.59)	$1.79

Net income (loss) per share - diluted	$(3.62)	$0.59	$(2.59)	$1.72

Shares used in per share calculation - basic	460,099	458,538	459,106	454,339

Shares used in per share calculation - diluted (4)	460,099	479,175	459,106	474,284

Notes:

(1)	On January 1, 2006, Gilead adopted SFAS 123(R) and recorded stock-based compensation expense during the three months and year ended December 31, 2006. The following is the stock-based compensation expense recorded in the respective caption of the statements of operations above:

	Three months ended December 31, 2006	Year ended December 31, 2006
Stock-based compensation expense:
Cost of goods sold	$2,634	$10,870
Research and development expenses	14,055	52,163
Selling, general and administrative expenses	18,993	70,793
Provision for income taxes	(10,778)	(32,118)

Total stock-based compensation expense, net of taxes	$24,904	$101,708

(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

(3)	For the quarter and year ended December 31, 2006, Gilead incurred $2.04 billion and $2.39 billion, respectively, of purchased in-process research and development as a result of the acquisitions of Corus in August 2006 and Myogen in November 2006.

(4)	The net loss per diluted share calculation for the quarter and year ended December 31, 2006 does not include the effect of outstanding stock options as they were antidilutive.

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS)

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of Gilead's GAAP net loss and diluted per share amounts as reported in the attached press release. Non-GAAP net income and net income per diluted share for 2006 periods are presented excluding the impact of the purchased in-process research and development charges incurred in connection with the acquisitions of Myogen and Corus during the three months and year ended December 31, 2006. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead's GAAP financial statements, because it facilitates the comparison of current and prior period operating results after eliminating the effect of expense components that are individually material in a particular period but were not present in the prior period; additionally, management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP financial information does not exclude stock-based compensation expense resulting from Gilead's adoption of SFAS 123(R) on January 1, 2006. Note 1 to the condensed consolidated statements of operations on page 6 of the attached press release continues to enable management and investors to understand the comparative impact of stock-based compensation expense on the various captions of the statements of operations in 2006. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company's operating results as reported under GAAP.

	Three months ended December 31, 2006	Year ended December 31, 2006
Net loss (GAAP)	$(1,665,647)	$(1,189,957)
Purchased in-process research and development expense	2,038,483	2,394,051

Net income (Non-GAAP)	$372,836	$1,204,094

Shares used in per share calculation - diluted (GAAP)	460,099	459,106
Dilutive securities	18,667	19,197

Shares used in per share calculation - diluted (Non-GAAP)	478,766	478,303

Net loss per share - diluted (GAAP)	$(3.62)	$(2.59)

Net income per share - diluted (Non-GAAP)	$0.78	$2.52

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities (2)	$1,389,566	$2,311,033
Other current assets (2)	1,492,355	781,175
Property, plant and equipment, net	361,299	242,568
Other noncurrent assets	842,761	431,540

Total assets	$4,085,981	$3,766,316

Current liabilities (2)	$805,912	$465,163
Long-term liabilities and minority interest (2)	1,464,351	273,375
Stockholders' equity	1,815,718	3,027,778

Total liabilities and stockholders' equity	$4,085,981	$3,766,316

Note:

(1)	Derived from audited consolidated financial statements at that date.

(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
HIV products:
Truvada – U.S.	$196,291	$149,359	$785,301	$489,802
Truvada – International	140,766	41,790	408,991	78,027

	337,057	191,149	1,194,292	567,829

Viread – U.S.	71,863	77,561	294,302	337,444
Viread – International	87,652	104,873	395,054	441,339

	159,515	182,434	689,356	778,783

Atripla – U.S.	137,192	—	205,565	—
Atripla – International	164	—	164	—

	137,356	—	205,729	—

Emtriva – U.S.	3,694	4,476	17,078	19,576
Emtriva – International	4,800	6,694	19,315	27,910

	8,494	11,170	36,393	47,486

Total HIV products – U.S.	409,040	231,396	1,302,246	846,822
Total HIV products – International	233,382	153,357	823,524	547,276

	642,422	384,753	2,125,770	1,394,098

Hepsera – U.S.	27,710	23,553	97,325	82,932
Hepsera – International	38,209	27,616	133,206	103,600

	65,919	51,169	230,531	186,532

AmBisome	58,291	55,596	223,031	220,753
Other products	1,461	1,908	8,865	7,916

Total product sales	$768,093	$493,426	$2,588,197	$1,809,299